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                                                        OMB APPROVAL
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------                                           OMB Number:   3235-0287
FORM 4                                           Expires:  January 31, 2005
------                                           Estimated average burden
                                                 hours per response .... 0.5
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(h) of the Investment Company
    Instruction 1(b).                           Act of 1940


(Print or Type Response)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Schaeffer      Scott            F.            RAIT Investment Trust ("RAS")                 to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
c/o Rait Investment Trust                         Number of Reporting        Month/Day/Year      X  Officer (give    Other (Specify
1818 Market St., 28th Fl                          Person, if an entity          9/9/02          ----        title ---       below)
---------------------------------------------     (Voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,
                                                                             Date of Original          President & COO
Philadelphia      PA      19103                                              (Month/Year)              ------------------------
---------------------------------------------                                                   7. Individual or Joint/Group Filing
 (City)           (State)           (Zip)                                                          (Check Applicable Line)
                                                                                                   X  Form filed by One Reporting
                                                                                                  --- Person
                                                                                                      Form filed by More than One
                                                                                                  --- Reporting Person

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                                               Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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 1. Title of Security  2. Trans-  2A. Deemed    3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-   7. Nature
  (Instr. 3)              action      Execution    tion         or Disposed of (D)           curities Benefi-    ship        of In-
                          Date        Date, if     Code         (Instr. 3, 4 and 5)          cially Owned        Form:       direct
                                      any         (Instr. 8)                                 Following           Direct      Benefi-
                         (Month/                                                             Reported            (D) or      cial
                          Day/                   ---------------------------------------     Transaction         Indirect    Owner-
                          Year)                  Code    V      Amount   (A) or    Price     (Instr. 3 and 4)    (I)         ship
                                                                         (D)                                     (Instr. 4)  (Instr.
                                                                                                                             4)

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Common Shares            9/9/02                  M             37,500     A        $11.65        50,000           D
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Common Shares                                                                                   1,582(1)          I        By 401(k)
                                                                                                                           Plan
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Common Shares                                                                                   3,000             I        Held in
                                                                                                                           IRA
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                              PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED                  (Over)
                                              IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS      SEC 1474 (7-02)
                                              A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 4 (Continued)
 TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative    2. Conver-  3. Trans-  3A. Deemed      4. Trans-   5. Number of       6. Date Exer-   7. Title and Amount
   Security                  sion or     action      Transaction    action      Derivative         cisable and     of Underlying
   (Instr. 3)                Exercise    Date        Date, if       Code        Securities Ac-     Expiration      Securities
                             Price of    (Month/     any            (Instr. 8)  quired (A) or      Date            (Instr. 3 and 4)
                             Deriv-      Day/        (Month/Day/                Disposed of (D)    (Month/Day/
                             ative       Year)       Year)                      (Instr. 3, 4,      Year)
                             Security                                           and 5)
                                                                                                -----------------------------------
                                                                                                Date    Expira-            Amount or
                                                                   --------------------------   Exer-   tion       Title   Number of
                                                                   Code  V     (A)     (D)      cisable Date               Shares

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Employee Stock Option     $11.65      9/9/02                       M                   37,500    (2)    11/1/10   Common   37,500
(Right to Buy)                                                                                                    Shares
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
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                                   8. Price                        9. Number of           10. Ownership               11. Nature of
                                      of                              Derivative              Form of                     Indirect
                                      Deriv-                          Securities              Derivative                  Beneficial
                                      ative                           Beneficially            Security:                   Ownership
                                      Secur-                          Owned Following         Direct (D)                  (Instr. 4)
                                      ity                             Reported                or Indirect (I)
                                      (Instr. 5)                      Transaction(s)          (Instr. 4)
                                                                      (Intr. 4)

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                                                                      37,500                    D
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Explanation of Responses:
(1) Based on the most recent plan statement available
(2) Options exercisable for 75,000 common shares were granted on 11/1/00. These options vest as follows: 37,500 on 11/1/00 and 18,750 on each of 11/1/02 and 11/1/03.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Scott F. Schaeffer          9/11/02
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.
  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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